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                                                                        EX-10.12

                                     [LOGO]
                                     ACCESS

                               TELEVISION NETWORK

                                ----------------

                                William R. Cullen
                      Chairman and Chief Executive Officer


March 15, 1996

Donald Masters
333 Adams Street
Denver, CO 80206



Dear Donald:

Thank you for your letter of March 13 covering the issue of your continued role in the Company's financing project.

First of all, I appreciate your bringing this matter forward for consideration. The timing is excellent now that we have decided to proceed with the IPO option on an accelerated schedule. To that end, I believe that you can continue to make a significant contribution to our success although, because of our staffing additions, at an increasingly lesser commitment level than has been required over the nest year.

Accordingly, if the Board concurs, I am interested in having you follow-up on those areas identified in your letter (except item 3 which is expected of you as a Director). Regardless of the number of days involved, I will recommend that the company pay you a consulting fee in April of $5,000 and reduce it to $3,000 per month for May through July, with the arrangement concluding at that point.

My expectation is that this arrangement will pay for itself tangibly by minimizing the potential fees to be incurred with Holme Roberts and Owen in meeting the legal due diligence imposed by the IPO coupled with the intangible benefit to management of your involvement lessening other administrative burdens. In particular, it is vitally important that Bill Bernard and Jeri be as free as possible to pursue MSO affiliations and advertising sales.

                                   ----------

              2062 Business Center Drive Suite 230 o Irvine, CA 92715
                      (714) 442-6170 o  Fax: (714) 757-1526
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Donald Masters
March 15, 1996
Page Two

As in the past, all income taxes are your responsibility although business travel expenses will be reimbursed in full provided such expenses have my prior approval. I am grateful for your past contributions to the Company and look forward to continuing to work with you during the demanding time ahead. Please signify our agreement to this consulting arrangement by signing below and returning a copy for my file.

Sincerely,


/s/ William R. Cullen


William R. Cullen
Chairman and CEO


WRC:sb
Attachment


Agreed and Accepted as of April 1, 1996

/s/ Donald J. Masters
- ----------------------------------------
Donald J. Masters
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                                Donald Masters
                               333 Adams Street
                            Denver, Colorado 80206
                                (303) 320-1213
                              Fax. (303) 320-4534

March 13, 1996

Mr. William P. Cullen
Chairman and Chief Executive Officer
Access Television Network, Inc.
2062 Business Center Drive Suite 230
Irvine, CA 92715

Dear Bill:

     Some thoughts regarding the forthcoming IPO, a possible transition regarding my engagement with the company, and some needs that I might reasonably be able to fill that should provide value to you.

     At the outset let me reiterate that it is a professional and personal pleasure to work with you. I appreciate the loyalty you have shown to me. I realize that you see a need to change or terminate my business relationship to the company as Roger Monaco assumes full time responsibility as Vice President Finance. You have my support and cooperation to make whatever changes you believe are appropriate.

     With that in mind, I believe that I could provide some value to you and the Company in the following areas:

     1. Transition with Roger generally regarding the MSO Transaction, background, etc.;

     2. Explanation of the valuation model;

     3. Performance of the functions of Secretary in connection with the normal business of the company, including liason with HRO;

     4. Assistance with the IPO. (As you know, I have a fair amount of experience in this area both as Secretary to United Cable and as a lawyer. While I do not practice law, I have not surrendered my experience.)

          a) In general, I believe that I can assist you or others simply in handling the intensity of the work load, document and drafting review, etc. My principal need here is to coordinate my schedule with what is becoming an increasing involvement in Recovery Network.
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          b) Document organization and review. As you know, at the closing of the IPO we will be required to deliver a certificate regarding the accuracy and completeness of the disclosure and of the listing of material agreements. Because of our and the board's exposure on this issue it is a good idea to be thorough. I should spend some time therefore and with the due diligence lawyers, organizing this information and reviewing it for completeness.

          c) Assistance with the MSO transaction, if appropriate.

          d) Other Yeoman service.

     I hope this is of some help. I look forward to your call.



                                              Best Regards,

                                             /s/ Donald Masters